 Exhibit (a)(1)(E)
Offer to Purchase for Cash
Any and All Issued and Outstanding Shares of Common Stock
of
CDK GLOBAL, INC.
a Delaware corporation
at
$54.87 Per Share
Pursuant to the Offer to Purchase dated April 22, 2022
by
CENTRAL MERGER SUB INC.
a wholly-owned subsidiary of
CENTRAL PARENT LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING
11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME, ON THURSDAY, MAY 19, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “OFFER EXPIRATION TIME”).

April 22, 2022
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated April 22, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute, the “Offer”) in connection with the offer by Central Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Central Parent LLC, a Delaware limited liability company (“Parent”), to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition, as defined in the Offer to Purchase, any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of CDK Global, Inc., a Delaware corporation (the “Company” and such shares, the “Shares”), at a price of $54.87 per Share, without interest (the “Offer Price”), to the holder in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.
THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY RECOMMENDED THAT YOU ACCEPT THE OFFER AND TENDER YOUR SHARES IN THE OFFER.
We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
We request instructions as to whether you wish for us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.
Please note carefully the following:
1. The offer price for the Offer is $54.87 per Share, without interest, to you in cash less any applicable withholding taxes.
2. The Offer is being made for any and all issued and outstanding Shares.
3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 7, 2022 (together with any amendments or supplements thereto, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, as soon as practicable following the consummation of the Offer and upon the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, without a vote of the Company’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and the Company will be the surviving corporation and a wholly owned subsidiary of Parent (such merger, the “Merger”). As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “effective time”) (other than Shares (i) irrevocably accepted for purchase by Purchaser in the Offer, (ii) owned by the Company (including as treasury stock) or owned by any direct or indirect wholly-owned subsidiary of the Company, in each case immediately prior to the effective time (iii) owned by Parent or Purchaser or any direct or indirect wholly-owned subsidiary of Parent or (iv) for which appraisal rights have been properly demanded in accordance with the DGCL) will be cancelled and automatically converted into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes), which we refer to as the “Merger Consideration.” Shares described in clauses (i), (ii) and (iii) above will be cancelled at the effective time and will not be exchangeable for the Merger Consideration. Shares described in clause (iv) will entitle their holders only to the rights granted to them under Section 262 of the DGCL. Following the Merger, the Company will cease to be a publicly traded company.
4. The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), New York City time, on Thursday, May 19, 2022, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement, in which event “Offer Expiration Time” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire.
5. The Offer is not subject to any financing condition. The Offer is subject to the conditions described in Section 15 of the Offer to Purchase. One such condition to the Offer is the “Inside Date Condition”, which requires that the Offer Expiration Time will not occur prior to Friday, July 1, 2022. If at the otherwise scheduled Offer Expiration Time, all of the Offer conditions (other than the Inside Date Condition and the other Offer conditions that by their terms are to be satisfied at the closing of the Offer) will have been satisfied or waived (to the extent waiver is permitted under applicable law), Purchaser will extend the Offer until 5:00 p.m., New York City time, on the first business day after July 1, 2022.
6. The Board of Directors of the Company has unanimously recommended that you accept the Offer and tender your shares in the Offer.
7. Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A., the depositary for the Offer, will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer.
If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.
The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If Purchaser becomes aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM
With Respect to the Offer to Purchase for Cash
Any and All Issued and Outstanding Shares of Common Stock
of
CDK GLOBAL, INC.
a Delaware corporation
at
$54.87 Per Share
Pursuant to the Offer to Purchase dated April 22, 2022
by
CENTRAL MERGER SUB INC.
a wholly-owned subsidiary of
CENTRAL PARENT LLC
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 22, 2022 (“Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal” and which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, constitute, the “Offer”), in connection with the offer by Central Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Central Parent LLC, a Delaware limited liability company, to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition and the Inside Date Condition, each as defined in the Offer to Purchase, any and all of the issued and outstanding shares of common stock, par value $0.01 per share, of CDK Global, Inc., a Delaware corporation (such shares, the “Shares”), at a price of $54.87 per Share, without interest, to the holder in cash, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.
The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf will be determined by Purchaser and such determination shall be final and binding.
ACCOUNT NUMBER:
NUMBER OF SHARES BEING TENDERED HEREBY:      SHARES*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery by the Offer Expiration Time (as defined in the Offer to Purchase).
Dated:	Signatures(s)
Please Print Name(s)
Address(es):
(Include Zip Code)
Area Code and Telephone No.
Tax Identification or Social Security No.

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.